AMENDMENT TO WARRANTS

TO PURCHASE COMMON STOCK

THIS AMENDMENT, dated August 15, 2007 (this “Amendment”), between Intelligentias, Inc. (formerly Merchandise Creations, Inc.), a Nevada corporation (the “Company”), and Vision Opportunity Master Fund, Ltd. (“Vision”).

W I T N E S S E T H

WHEREAS, the parties hereto have heretofore entered into a Series A Warrant to Purchase Shares of Common Stock, dated December 7, 2006 (the “December 2006 Warrant”), with respect to 9,000,000 shares of the Company’s common stock, and a Series A Warrant to Purchase Shares of Common Stock, dated June 13, 2007 (the “June 2007 Warrant” and, together with the December 2006 Warrant, the “Warrants”), with respect to 5,500,000 shares of the Company’s common stock; and

WHEREAS, the Company and Vision wish to amend the Warrants to eliminate cash payment to settle the Warrants under certain circumstances.

NOW, THEREFORE, the parties hereto hereby agree that the Warrants be amended as follows:

1.

Definitions; References; Continuation of Agreement.  Unless otherwise specified herein, each term used herein that is defined in the Warrants shall have the meaning assigned to such term in the Warrants.  Each reference to “hereof,” “hereto,” “hereunder,” “herein” and “hereby” and each other similar reference, and each reference to “this Warrant” and each other similar reference, contained in the Warrants shall from and after the date hereof refer to the Warrants as amended hereby.  Except as amended hereby, all terms and provisions of the Warrants shall continue and remain in full force and effect.

2.

Elimination of Cash Payment upon Merger or Sale.  In order to give effect to the original intention of the parties, Section 4(a)(i) of each of the Warrants shall be amended to eliminate the provision at the end of the first sentence thereof with respect to settling such warrants in cash upon a Triggering Event. Additionally, the following sentence is added to Section 4(a)(i): “The Company will use its best efforts to deliver registered shares upon exercise of any portion of the Warrants; however, in the event the Company is unable to deliver registered shares it may deliver unregistered shares in satisfaction of such exercises.”

3.

Counterparts.  This Amendment may be executed in counterparts.

4.

Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

INTELLIGENTIAS, INC.	VISION OPPORTUNITY MASTER FUND, LTD.
By: _________________________________	By: _______________________________
Name: _______________________________	Name: _____________________________
Title: ________________________________	Title: ______________________________